EXHIBIT A
CAPITAL STRUCTURE/CAPITALIZATION RATIOS OF ENTERGY AND PUBLIC UTILITY COMPANY SUBSIDIARIES (AS OF 3/31/05) ($ IN THOUSANDS)

	EAI	EGSI	ELI	EMI	ENOI	SERI	EPI	EOI	ETR Consolidated
Common Stock	$ 470	$ 114,055	$ 1,088,900	$ 199,326	$ 33,744	$ 789,350	$ 55	$ 5	$ 2,482
Paid In Capital	591,127	1,157,486	(1,718)	(59)	36,294	-	88,379	995	4,826,797
Accumulated other comprehensive income	-	722	-	-	-	-	-	-	(116,797)
Less Treasury Stock	-	-	(120,000)	-	-	-	-	-	(1,738,450)
Retained Earnings (Accumulated Deficit)	755,247	531,068	3,430	339,044	89,319	104,666	(58,974)	-	5,040,655
Common Equity	1,346,844	1,803,331	970,612	538,311	159,357	894,016	29,460	1,000	8,014,687

Preferred-w/o sink	116,350	47,327	100,500	50,381	19,780	-	-	-	365,337
Total Prefered	116,350	47,327	100,500	50,381	19,780	-	-	-	365,337

Long-Term Debt	1,239,717	1,888,820	930,711	695,091	199,912	823,102	-	-	7,444,901
Preferred with sinking fund	-	15,150	-	-	-	-	-	-	15,150
L-T Cap Leases	59,303	33,016	51,929	41	-	30,886	-	-	175,174
Current Cap Leases	49,871	33,516	22,753	43	-	27,716	-	-	133,899
Current L-T debt	147,000	98,000	55,000	-	30,000	22,989	.	-	490,286
Notes Payable	-	-	-	-	-	-	5,000	-	118
Total Debt	1,495,891	2,068,502	1,060,393	695,175	229,912	904,693	5,000	-	8,259,528

Total Cap	$2,959,085	$3,919,160	$ 2,131,505	$1,283,867	$ 409,049	$1,798,709	$ 34,460	$ 1,000	$ 16,639,552

Equity	45.5%	46.0%	45.5%	41.9%	39.0%	49.7%	85.5%	100.0%	48.2%
Preferred	3.9%	1.2%	4.7%	3.9%	4.8%	0.0%	0.0%	0.0%	2.2%
Debt	50.6%	52.8%	49.7%	54.2%	56.2%	50.3%	14.5%	0.0%	49.6%
	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%